UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2007

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 20, 2007, VeriSign, Inc. (“VeriSign”) issued $1,100,000,000 aggregate principal amount of 3.25% Junior Subordinated Convertible Debentures due 2037 (the “Debentures”) to J.P. Morgan Securities Inc. (the “Initial Purchaser” and the issuance of such Debentures, the “Offering”).

The Debentures are governed by an Indenture, dated as of August 20, 2007 (the “Indenture”), between VeriSign and U.S. Bank National Association, as trustee, and will bear interest at a rate of 3.25% per year payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2008. In addition, beginning in August 2014, the Debentures may accrue contingent interest of up to 0.50% per annum under certain circumstances. The Debentures will mature on August 15, 2037, unless earlier redeemed, repurchased or converted. The Debentures are convertible into shares of VeriSign common stock (“Common Stock”) at a conversion rate of 29.0968 shares of Common Stock per $1,000 principal amount of Debentures, subject to adjustment. Prior to May 15, 2037, such conversion is subject to the satisfaction of certain conditions set forth below. The holders of the Debentures who convert their Debentures in connection with a fundamental change, as defined in the Indenture, may be entitled to a make-whole premium in the form of an increase in the conversion rate. Additionally, in the event of a fundamental change, the holders of the Debentures may require VeriSign to purchase all or a portion of their Debentures at a purchase price equal to 100% of the principal amount of Debentures, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date. The Debentures are redeemable at the option of VeriSign at any time after August 15, 2017 if the last reported sale price of the Common Stock is at least 150% of the conversion price of the Debentures for at least 20 trading days during any 30 trading day period prior to the date on which VeriSign provides notice of redemption.

The holders of the Debentures may convert their Debentures on or after May 15, 2037 until the close of business on the business day immediately preceding the maturity date. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. Upon conversion, VeriSign will satisfy the conversion obligation by delivering cash, shares of Common Stock or any combination thereof, at its option. Prior to May 15, 2037, the holders of the Debentures may convert their Debentures, under any of the following conditions:

•

during any fiscal quarter beginning after December 31, 2007 (and only during such fiscal quarter), if the last reported sale price of Common Stock for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on the last trading day of such preceding fiscal quarter;

•

during the five business day period after any 10 consecutive trading day period in which the trading price per Debenture for each day of that 10 consecutive trading day period was less than 98% of the product of the last reported sale price of Common Stock and the conversion rate on such day;

•	if VeriSign calls any or all of the Debentures for redemption, at any time prior to the close of business on the trading day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate transactions.

In connection with the issuance of the Debentures, VeriSign also entered into a registration rights agreement, dated as of August 20, 2007, with the Initial Purchaser (the “Registration Agreement”). Under the Registration Agreement, VeriSign has agreed to file within 90 days after the issuance of the Debentures, and use its reasonable efforts to cause to become effective within 200 days after the issuance of the Debentures, a shelf registration statement with respect to the resale of the Debentures and the shares of Common Stock issuable upon conversion of the Debentures. Subject to certain exceptions and terms in the Registration Agreement, VeriSign will use its reasonable efforts to keep the shelf registration statement continuously effective in order to permit the prospectus forming a part thereof to be usable by holders until the earliest of the second anniversary of the date of the original issuance of the Debentures and such time as all of the Debentures and Common Stock issuable on the conversion thereof: (i) cease to be outstanding, (ii) have been sold or otherwise transferred pursuant to an effective registration statement, (iii) have been sold pursuant to Rule 144 under circumstances in which any legend borne by the Debentures or Common Stock relating to restrictions on transferability thereof is removed, (iv) are eligible to be sold pursuant to Rule 144(k) or any successor provision (but not Rule 144A) or (v) are otherwise freely transferable without restriction. VeriSign will be required to pay additional interest, subject to some limitations, to the holders of the Debentures if it fails to comply with its obligations to register the Debentures and Common Stock issuable upon conversion of the Debentures.

In connection with the Offering, VeriSign entered into an accelerated share repurchase program with an affiliate of the Initial Purchaser, effective August 20, 2007 (the “ASR Agreement”). Pursuant to the terms of the ASR Agreement, VeriSign repurchased shares of its Common Stock, for a total purchase price of $600 million. The actual purchase price per share of the Common Stock repurchased through the accelerated share repurchase program is determined and adjusted based on a discount to the volume-weighted average price of the Common Stock during a period following the execution of the ASR Agreement. The exact number of shares repurchased pursuant to the accelerated share repurchase program is determined based on such adjusted price. The affiliate of the Initial Purchaser may buy or sell the Common Stock in the secondary market to hedge its position.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The foregoing terms and conditions of the Debentures, Indenture and Registration Agreement described in Items 1.01 and 3.02 of this Current Report on Form 8-K are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

As described in Item 1.01 of this Current Report on Form 8-K, VeriSign issued $1,100,000,000 aggregate principal amount of Debentures to the Initial Purchaser on August 20, 2007 in a private placement pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). VeriSign expects to pay an estimated aggregate of approximately $22.8 million of offering expenses in connection with the transaction, including discounts and commissions.

VeriSign offered and sold the Debentures to the Initial Purchaser in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchaser is initially offering the Debentures to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act. VeriSign relied on these exemptions from registration based in part on representations made by the Initial Purchaser.

The Debentures and Common Stock issuable upon conversion of the Debentures have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

VeriSign is filing the information above under Item 3.02. However, as a result of the obligations under the Debentures upon conversion being payable in cash as described in Item 1.01 of this Current Report on Form 8-K, the number of shares of Common Stock issuable upon conversion of the Debentures may constitute less than 1% of the number of Common Stock outstanding.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(b)	On August 15, 2007, Edward A. Mueller resigned from VeriSign’s Board of Directors (the “Board”). Mr. Mueller was Chairman of the Board and a member of the Audit and Compensation Committees of the Board. Mr. Mueller resigned from the Board to devote more time to his position as Chief Executive Officer and Chairman of the Board of Qwest Communications International. There were no disagreements between VeriSign and Mr. Mueller which led to his resignation. A copy of Mr. Mueller’s resignation letter is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

In connection with the resignation of Mr. Mueller from VeriSign’s Board, the members of the Board have elected D. James Bidzos to succeed Mr. Mueller as Chairman of the Board. Since December 2001, Mr. Bidzos served as Vice Chairman of the Board and currently serves as a member of the Nominating and Corporate Governance Committee of the Board. Mr. Bidzos previously served as Chairman of the Board from April 1995 until December 2001.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Resignation Letter of Edward A. Mueller, dated August 15, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: August 21, 2007	By:	/s/ Richard H. Goshorn
Richard H. Goshorn
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Resignation Letter of Edward A. Mueller, dated August 15, 2007.